Exhibit 10.1.b

Description of Compensation Arrangements of Michael J. Chesser

Effective October 1, 2003, Michael J. Chesser was appointed to the positions of Chairman of the Board and Chief Executive Officer of Great Plains Energy Incorporated (Great Plains Energy), and a director of Kansas City Power & Light Company (KCP&L). Mr. Chesser will receive base salary, fringe benefits, awards under Great Plains Energy's Amended Long-Term Incentive Plan and Annual Incentive Compensation Plan (Exhibits 10.1.a and 10.1.b, respectively, to Great Plains Energy's 2002 Annual Report on Form 10-K), and supplemental retirement benefits under the Supplemental Executive Retirement Plan, as amended and restated effective October 1, 2003 (Exhibit 10.1.a to Great Plains Energy's Quarterly Report on Form 10-Q for the quarter ended September 30, 2003).

Mr. Chesser and Great Plains Energy have entered into a severance agreement (the form of which was filed as Exhibit 10-f to the KCP&L 2000 Annual Report on Form 10-K), and in addition have agreed that in the event Mr. Chesser is terminated without Cause (as defined in the severance agreement) prior to age 63, Mr. Chesser will be paid an amount equal to three times annual salary and incentive compensation. Further, Great Plains Energy will reimburse Mr. Chesser for certain relocation and travel expenses, including commissions on the sale of his existing home.